Exhibit 10.2

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of November 7, 2012 and is entered into by and between ENPHASE ENERGY, INC., a Delaware corporation (“Parent”), and each of Parent’s other subsidiaries joined hereto (“Joined Subsidiaries”, together with Parent hereinafter collectively referred to as the “Borrower”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation (“Lender”).

RECITALS

A. Borrower has requested Lender to make available to Borrower a term loan in an aggregate principal amount of up to Twenty Three Million and No/Dollars ($23,000,000) (the “Loan”);

B. Lender is willing to make the Loan on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrower and Lender agree as follows:

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement(s)” means any agreement entered into by and among the Lender, Borrower and a third party Bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account or an account holding Investment Property and which grants Lender a perfected first priority security interest in the subject account or accounts.

“Acquired Indebtedness” means Indebtedness of a Person whose assets or equity interests are acquired by Borrower or any of its Subsidiaries in a Permitted Acquisition; provided, that such Indebtedness (a) is either purchase money Indebtedness or a capital lease with respect to Equipment or mortgage financing with respect to real property, (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit E.

“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the equity interests of any other Person.

“Advance(s)” means any Growth Loan and Payoff Loan funds advanced under this Agreement.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by Borrower to Lender in substantially the form of Exhibit A.

“Agreement” means this Loan and Security Agreement, as amended from time to time.

“Assignee” has the meaning given to it in Section 11.13.

“Availability Termination Date” means March 31, 2014.

“Availability Period” means the period commencing on the date on which Borrower delivers (a) the financial statements required by Section 7.1(b) for any quarter ending during fiscal year 2013, and (b) substantially concurrently with delivery of such financial statements, evidence reasonably satisfactory to Lender of having achieved, on a year-to-date basis through the quarter covered by such financial statements, at least 70% of the revenue and EBITDA amounts reflected in the quarterly budget projections approved by the Borrower’s Board of Directors for fiscal year 2013 and delivered in accordance with Section 7.1(f), such achievement to be evidenced by an officer’s certificate delivered by the chief financial officer of the Borrower, through and including the fifteenth (15th) calendar day following the delivery of such financial statements and officer’s certificate; provided that in no event shall the Availability Period extend beyond the Availability Termination Date.

“Bailee Agreement” means a bailee agreement or warehouse agreement in form and substance reasonably acceptable to Lender.

“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by Borrower or which Borrower intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by Borrower since its incorporation.

“Cash” means all cash and liquid funds.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other customary cash management arrangements.

“Change in Control” means any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Borrower, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Borrower in which the holders of Borrower outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Borrower is the surviving entity.

“Claims” has the meaning given to it in Section 11.10.

“Closing Date” has the meaning given to it in Section 4.1.

“Collateral” means the property described in Section 3.

“Confidential Information” has the meaning given to it in Section 11.12.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Disclosure Letter” means the letter dated as of the date hereof delivered to Lender containing information with respect to the Borrower and its Subsidiaries.

“Earn-Outs” shall mean unsecured liabilities arising under an agreement to make any deferred payment as a part of the purchase price for a Permitted Acquisition, including performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the target of such Permitted Acquisition.

“EBITDA” means, with respect to any fiscal period, such Person’s consolidated net earnings (or loss), minus, without duplication, the sum of the following amounts of such Person for such period to the extent included in determining consolidated net earnings (or loss) for such period: (i) extraordinary gains, (ii) interest income, plus (i) non-cash extraordinary losses, (ii) the aggregate of the interest expense of such Person, (iii) income taxes and (iv) and depreciation and amortization for such period, in each case, determined on a consolidated basis in accordance with GAAP.

“Effective Date” means the date of this Agreement.

“End of Term Charge” shall have the meaning assigned to such term in Section 2.5.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” has the meaning given to it in Section 9.

“Excluded Accounts” means accounts containing cash or cash equivalents securing obligations permitted under clause (vii) or (xiii) of the definition of Permitted Indebtedness.

“Facility Charge” means $156,000.

“Financial Statements” has the meaning given to it in Section 7.1.

“Foreign Receivables Program” means (a) one or more agreements pursuant to which any Subsidiary of Borrower that is not a Joined Subsidiary shall transfer some or all of its receivables to a third party in exchange for a discounted upfront payment, and/or (b) a receivables financing facility secured by receivables of any Subsidiary of Borrower that is not a Joined Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Growth Loan” means Advances up to the Maximum Growth Loan Amount.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; Borrower’s applications therefor and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated on or about the Closing Date, by and between Lender and Wells Fargo Bank, N.A. and acknowledged by Borrower.

“Interest Rate” means the higher of (i) the Prime Rate plus 8.25% and (ii) 11.50%.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person.

“Joined Subsidiaries” has the meaning given to it in the preamble to this Agreement.

“Joinder Agreements” means for each Subsidiary, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit D.

“Landlord Consent” means a landlord or mortgagee letter acceptable in form and substance acceptable to Lender.

“Lender” has the meaning given to it in the preamble to this Agreement.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan” means the Advances made under this Agreement.

“Loan Documents” means this Agreement, the Notes, the ACH Authorization, the Account Control Agreements, the Joinder Agreements, all UCC Financing Statements, Landlord

Consents, Bailee Agreements, the Intercreditor Agreement, the Payoff Letter and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets, or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole; or (ii) the ability of Borrower to perform the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral, or Lender’s Liens on the Collateral or the priority of such Liens.

“Maturity Date” means August 1, 2016.

“Maximum Growth Loan Amount” means Fifteen Million Six Hundred Thousand and No/100 Dollars ($15,600,000).

“Maximum Rate” shall have the meaning assigned to such term in Section 2.3.

“Note(s)” means a Promissory Note in substantially the form of Exhibit B.

“Payoff Letter” means that certain letter, dated as of November 5, 2012, provided by Horizon Technology Finance Corporation and Horizon Credit I, LLC to Lender.

“Payoff Loan” means an Advance in the amount of $7,400,000.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.

“Permitted Acquisition” means any Acquisition so long as:

(a) no Event of Default or fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default, shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,

(b) no Indebtedness will be incurred, assumed, or would exist with respect to Borrower or its Subsidiaries as a result of such Acquisition, other than Acquired Indebtedness permitted under clauses (vi) or (x) of the definition of Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of Borrower or its Subsidiaries as a result or such Acquisition other than Permitted Liens,

(c) the assets being acquired or the Person whose equity interests are being acquired did not have negative EBITDA during the 12 consecutive month period most recently concluded prior to the date of the proposed Acquisition; provided that any Acquisition (i) where the cash purchase consideration (including the amount of cash that Borrower reasonably expects to pay in the form of deferred payment obligations) and assumed liabilities is less than $2,000,000 or (ii) the Person whose equity interests are being acquired has projections which reflect pro forma positive EBITDA for the 12 consecutive month period following the date of the proposed Acquisition, shall not be subject to the requirements contained in this clause (c),

(d) Borrower has provided Lender with its due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person’s (or assets’) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Lender,

(e) Borrower has provided Lender with written notice of the proposed Acquisition at least 15 business days prior to the anticipated closing date of the proposed Acquisition and, not later than 5 business days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition,

(f) the assets being acquired (other than a de minimis amount of assets in relation to Borrower’s and its Subsidiaries’ total assets), or the Person whose equity interests are being acquired, are useful in or engaged in, as applicable, the business of Borrower and its Subsidiaries or a business reasonably related thereto,

(g) the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or the Person whose equity interests are being acquired is organized in a jurisdiction located within the United States,

(h) the subject assets or Equity Interests, as applicable, are being acquired directly by a Borrower or one of its Subsidiaries that is a Joined Subsidiary, and, in connection therewith, Borrower or the applicable Joined Subsidiary shall have complied with Sections 7.3 and 7.14 of this Agreement, as applicable, and, in the case of an acquisition of equity interests, Borrower or the applicable Joined Subsidiary shall have demonstrated to Lender that the new Joined Subsidiaries have received consideration sufficient to make the joinder documents binding and enforceable against such new Joined Subsidiaries, and

(i) the cash purchase consideration payable in respect of all Permitted Acquisitions (including the amount of cash that Borrower reasonably expects to pay in the form of deferred payment obligations) shall not exceed $20,000,000 in the aggregate;

provided, that the cash purchase consideration payable in respect of any single Acquisition or series of related Acquisitions (including the amount of cash that Borrower reasonably expects to pay in the form of deferred payment obligations) shall not exceed $10,000,000 in the aggregate.

“Permitted Indebtedness” means: (i) Indebtedness of Borrower in favor of Lender arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Effective Date which is disclosed in Schedule 1A to the Disclosure Letter; (iii) Indebtedness of up to $2,500,000 outstanding at any time secured by a lien described in clause (vii) of the defined term “Permitted Liens”; (iv) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”) or Cash Management Services; (v) Indebtedness that also constitutes a Permitted Investment; (vi) Subordinated Indebtedness; (vii) reimbursement obligations in connection with letters of credit that are secured by cash or cash equivalents and issued on behalf of the Borrower or a Subsidiary thereof in an amount not to exceed $200,000 at any time outstanding, (viii) Indebtedness incurred in connection with a Foreign Receivables Program in an amount not to exceed $5,000,000 in the aggregate at any time outstanding, (ix) Indebtedness consisting of (A) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (B) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Transfers; and (C) unsecured guarantees with respect to Indebtedness of Borrower or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness, (x) Acquired Indebtedness in an amount not to exceed $2,500,000 in the aggregate at any time outstanding, (xi) Indebtedness incurred in the ordinary course of business under performance, surety, statutory, or appeal bonds, (xii) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Borrower or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year, (xiii) the incurrence by Borrower or its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Borrower’s and its Subsidiaries’ operations and not for speculative purposes, (xiv) contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of Borrower or any of its Subsidiaries incurred in connection with the consummation of one or more Permitted Acquisitions, (xv) unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business, (xvi) unsecured Indebtedness of Borrower or its Subsidiaries in respect of Earn-Outs owing to sellers of assets or equity interests to Borrower or its Subsidiaries that is incurred in connection with the consummation of one or more Permitted Acquisitions, so long as such unsecured Indebtedness is on terms and conditions reasonably acceptable to Lender, (xvii) Indebtedness in an aggregate outstanding principal amount not to exceed $2,000,000 at any time outstanding for all foreign Subsidiaries of Borrower; provided, that such Indebtedness is not directly or indirectly recourse to Borrower or any Joined Subsidiary or of their respective assets,

(xviii) other Indebtedness in an amount not to exceed $1,000,000 in the aggregate at any time outstanding, and (xix) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means: (i) Investments existing on the Effective Date which are disclosed in Schedule 1B to the Disclosure Letter; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, (d) money market accounts and mutual funds investing in the same, and (e) Investments made in accordance with Borrower’s short-term investment policy as approved by Borrower’s Board of Directors, as submitted to Lender prior to the Effective Date; (iii) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (iv) repurchases of stock from former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $250,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (v) Investments accepted in connection with Permitted Transfers; (vi) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (vii) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions to, customers and suppliers who are not affiliates, in the ordinary course of business, provided that this clause (vii) shall not apply to Investments of Borrower in any Subsidiary; (viii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s Board of Directors; (ix) Investments consisting of travel advances and employee relocation loans and other employee loans which are made in the ordinary course of business and which do not exceed $250,000 in the aggregate in any fiscal year; (x) Investments in newly-formed Subsidiaries organized in the United States, provided that such Subsidiaries enter into a Joinder Agreement promptly after their formation by Borrower and execute such other documents as shall be reasonably requested by Lender; (xi) Investments in Subsidiaries organized outside of the United States in an amount not to exceed $4,500,000 in the aggregate in any fiscal year; (xii) (A) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support, provided, that any cash Investments by Borrower pursuant to this clause (xii)(A) do not exceed $250,000 in the aggregate in any fiscal year, and (B) strategic alliances with particular customers in which such customers will share in the research and development expenses of Borrower associated with the incorporation by such customers of microconverters purchased from Borrower into solar panels produced by such customers; (xiii) Investments in connection with mergers or acquisitions permitted by Section 7.10; (xiv) Investments made pursuant to the conversion or settlement of any convertible securities or Indebtedness of Borrower permitted by Section 7.5; (xv) deposits and deposit accounts maintained with commercial banks organized under the laws of the United States or a state thereof to the extent (A) such deposits and deposit accounts are insured by the Federal Deposit Insurance Corporation up to the legal limit and (B) each such commercial bank has an aggregate capital and surplus of not less than $100,000,000; (xvi) guarantees permitted under the definition of Permitted Investments; (xvii) deposits of cash made in the ordinary course of business to secure performance of operating leases; (xviii) Permitted Acquisitions; (xix) equity Investments by Borrower or any Subsidiary which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law; (xx) Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition; (xxi) deposits and deposit accounts maintained with commercial banks organized outside of the United States to the extent permitted by Section 7.13; (xxii) deposits of cash or cash equivalents securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness; and (xxiii) additional Investments that do not exceed $250,000 in the aggregate at any time outstanding.

“Permitted Liens” means any and all of the following: (i) Liens in favor of Lender; (ii) Liens existing on the Effective Date which are disclosed in Schedule 1C to the Disclosure Letter; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business; provided, that the payment thereof is not yet delinquent or being contested in good faith by appropriate proceedings; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on Equipment or software or other intellectual property constituting purchase money liens and liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”; (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases and licenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially interfere with or impair the use or operation thereof; (xiv) Liens on cash or cash equivalents securing obligations permitted under clauses (vii) or (xiii) of the definition of Permitted Indebtedness; and (xv) rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depositary institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business; (xvi) Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition; (xvii) assumed by Borrower or its Subsidiaries in connection with a Permitted Acquisition that secure Acquired Indebtedness; (xviii) Liens securing Indebtedness permitted in clause (xvii) of “Permitted Indebtedness”; (xix) Liens securing other obligations not to exceed $100,000 in the aggregate at any time outstanding; and (xx) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) through (xix) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Transfers” means (i) sales of Inventory in the normal course of business, (ii) non-exclusive licenses and similar arrangements for the use of Intellectual Property in the ordinary course of business and other licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States, (iii) dispositions of worn-out, obsolete or surplus Equipment at fair market value (as determined by Borrower in its reasonable discretion) in the ordinary course of business, (iv) dispositions expressly permitted under Section 7.6, 7.7, 7.8 or 7.10, (v) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (vi) any involuntary loss, damage or destruction of property or any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property, (vii) the sale or discount, in each case without recourse, of accounts receivable in connection with a Foreign Receivables Program, (viii) the leasing or subleasing of assets in the ordinary course of business, (ix) (A) the lapse of registered patents, trademarks, copyrights and other intellectual property of Borrower and its Subsidiaries to the extent not economically desirable in the conduct of their business or (B) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as (in each case under clauses (A) and (B)), (1) with respect to copyrights, such copyrights are not material revenue generating copyrights and (2) such lapse is not materially adverse to the interests of the Lender, (x) so long as no Event of Default has occurred and is continuing or would immediately result therefrom, transfers of assets (A) from Borrower or any of its Subsidiaries to Borrower or any Joined Subsidiary, and (B) from any Subsidiary of Borrower that is not a Joined Subsidiary to any other Subsidiary of Borrower, (xi) dispositions of assets acquired by Borrower and its Subsidiaries pursuant to a Permitted Acquisition consummated within 12 months of the date of the proposed disposition so long as (A) the consideration received for the assets to be so disposed is at least equal to the fair market value of such assets, (B) the assets to be so disposed are not necessary or economically desirable in connection with the business of Borrower and its Subsidiaries, and (C) the assets to be so disposed are readily identifiable as assets acquired pursuant to the subject Permitted Acquisition, and (xii) other Transfers of assets having a fair market value of not more than $500,000 in the aggregate in any fiscal year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Preferred Stock” means at any given time any equity security issued by Borrower that has any rights, preferences or privileges senior to Borrower’s common stock.

“Prepayment Charge” has the meaning given it in Section 2.4.

“Prime Rate” means for any day the prime rate as reported in The Wall Street Journal.

“Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“SEC” means the United States Securities and Exchange Commission or any governmental authority that may be substituted therefor.

“Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Document, including any obligation to pay any amount now owing or later arising.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Lender in its sole discretion.

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls 50% or more of the outstanding voting securities, including each entity listed on Schedule 5.14 to the Disclosure Letter.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term

“UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement or the Disclosure Letter, as applicable. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.

SECTION 2. THE LOAN

2.1 Loan.

(a) Advances. Subject to the terms and conditions of this Agreement, Lender will make, and Borrower agrees to draw, the Payoff Loan Advance on the Closing Date. During any Availability Period, Borrower may request additional Growth Loan Advances in an aggregate amount up to the Maximum Growth Loan Amount in minimum increments of $5,000,000.

(b) Advance Request. To obtain an Advance, Borrower shall complete, sign and deliver an Advance Request and Note at least two (2) business days prior to the requested Advance Date. Lender shall fund an Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Advance is satisfied as of the requested Advance Date.

(c) Interest. The principal balance of each Advance shall bear interest thereon from such Advance Date at the Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Interest Rate will float and change on the day the Prime Rate changes from time to time.

(d) Payment. Borrower will pay interest on each Advance on the first day of each month, beginning the month after the Advance Date of such Advance. Borrower shall repay the principal balance of the Payoff Loan Advance that is outstanding on February 1, 2014 in 30 equal monthly installments of principal and interest beginning on March 1, 2014 and continuing on the first business day of each month thereafter through the Maturity Date. Borrower shall repay the aggregate principal balance of all Growth Loan Advances that are outstanding in equal monthly installments of principal and interest beginning on the later of (i) December 1, 2013 and (ii) the first day of the month after the month of the first Growth Loan Advance and continuing on the first business day of each month thereafter through the Maturity Date. The entire Loan principal balance and all accrued but unpaid interest hereunder, shall be due and payable on the Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization on each payment date of all periodic obligations payable to Lender under each Note or Advance.

2.2 Maximum Interest. Notwithstanding any provision in this Agreement, the Notes, or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be deemed retroactively applied as of the date of receipt of such payment as follows: first, to the payment of principal outstanding on the Notes; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.3 Default Interest. In the event any payment is not paid on the scheduled payment date, an amount equal to five percent (5%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and Lender’s fees and expenses set forth in Section 11.11, shall bear interest at a rate per annum equal to the rate set forth in Section 2.1(c) plus five percent (5%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.1(c) or Section 2.4, as applicable.

2.4 Prepayment. At its option upon at least 7 business days prior notice to Lender, Borrower may prepay all, but not less than all, of the outstanding Advances by paying the entire principal balance and all accrued interest, together with a prepayment charge equal to the following percentage of the Advance amount being prepaid: (a) in the case of any Advance under the Payoff Loan, if such Advance is prepaid in any of the first twelve (12) months following the Closing Date, 3%; after twelve (12) months but prior to twenty four (24) months, 2%; and after twenty four (24) months but prior to thirty six (36) months following such date, 1%, in each case, of the amount of such Advance under the Payoff Loan being prepaid, and (b) in the case of any Advance under the Growth Loan, if such Advance is prepaid in any of the first twelve (12) months following the initial Growth Loan Advance date, 3%; after twelve (12) months but prior to twenty four (24) months, 2% following such date; and after twenty four (24) months but prior to thirty six (36) months following such date, 1% in each case, of the amount of such Advance under the Growth Loan being prepaid (the fees set forth in clauses (a) and (b) are collectively referred to as the “Prepayment Charge”). Borrower agrees that the Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances. Borrower shall prepay the outstanding amount of all principal and accrued and unpaid interest upon a Change in Control.

2.5 Unused Line Fee. Borrower shall pay, quarterly in arrears, Lender a fee equal to .375 percent per annum of the average daily balance of any Maximum Growth Loan Amount during such period not advanced at such time.

2.6 End of Term Charge. On the earliest to occur of (a) the Loan Maturity Date, (b) the date that Borrower prepays the outstanding Secured Obligations, (c) the Availability Termination Date if no Growth Loans are Advanced at such time and (d) the date that the Secured Obligations become due and payable, Borrower shall pay Lender a charge equal to the sum of (i) 3.63% of the Maximum Growth Loan Amount and (ii) 6.5% of each Growth Loan Advance made hereunder, in the aggregate (the “End of Term Charge”). Notwithstanding the required payment date of such charge, it shall be deemed earned by Lender as of the Closing Date.

SECTION 3. SECURITY INTEREST

3.1 As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to Lender a security interest in all of Borrower’s personal property now owned or hereafter acquired, including the following (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles (other than Intellectual Property); (e) Inventory; (f) Investment Property (but excluding thirty-five percent (35%) of the capital stock of any foreign Subsidiary or any other Subsidiary that is treated as a disregarded entity for United States federal tax purposes and substantially all of the assets of which consist of equity and/or debt of one or more foreign Subsidiaries); (g) Deposit Accounts (other than Excluded Accounts); (h) Cash; (i) Goods; and other tangible and intangible personal property of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing; provided, however, that the Collateral shall include all Accounts and General Intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the Intellectual Property (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the date of this Agreement, include the Intellectual Property to the extent necessary to permit perfection of Lender’s security interest in the Rights to Payment.

SECTION 4. CONDITIONS PRECEDENT TO LOAN

The obligations of Lender to make the Loan hereunder are subject to the satisfaction by Borrower of the following conditions:

4.1 Initial Advance. Borrower shall have delivered to Lender each of the following, in form and substance satisfactory to Lender (the date on which each of the following shall have been so delivered is referred to herein as the “Closing Date”):

(a) executed originals of the Loan Documents, Account Control Agreement, a legal opinion of Borrower’s counsel, and all other documents and instruments reasonably required by Lender to effectuate the transactions contemplated hereby or to create and perfect the Liens of Lender with respect to all Collateral, in all cases in form and substance reasonably acceptable to Lender;

(b) certified copy of resolutions of Borrower’s board of directors evidencing approval of the Loan and other transactions evidenced by the Loan Documents;

(c) certified copies of the Certificate of Incorporation and the Bylaws, as amended through the Effective Date, of Borrower;

(d) a certificate of good standing for Borrower from its state of incorporation and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified would have a Material Adverse Effect;

(e) a certificate of incumbency as to each officer of Borrower who is authorized to execute the Loan Documents and all other documents and instruments to be delivered pursuant to the Loan Documents on behalf of Borrower, including, without limitation, the chief financial officer of Borrower;

(f) payment of the Facility Charge and reimbursement of Lender’s current expenses reimbursable pursuant to this Agreement, which amounts may be deducted from the initial Advance;

(g) the Intercreditor Agreement;

(h) the Payoff Letter; and

(i) such other documents as Lender may reasonably request.

4.2 All Advances. On each Advance Date:

(a) Lender shall have received (i) an Advance Request and a Note for the relevant Advance as required by Section 2.1(b), each duly executed by Borrower’s Chief Executive Officer or Chief Financial Officer, and (ii) any other documents Lender may reasonably request

(b) The representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in paragraph (b) of this Section 4.2 and Section 4.3 and as to the matters set forth in the Advance Request.

4.3 No Default. As of the Effective Date, the Closing Date and each Advance Date, (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that:

5.1 Corporate Status. Borrower is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Schedule 5.1 to the Disclosure Letter, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Lender after the Effective Date.

5.2 Collateral. Borrower owns the Collateral, free of all Liens, except for Permitted Liens. Borrower has the power and authority to grant to Lender a Lien in the Collateral as security for the Secured Obligations.

5.3 Consents. Borrower’s execution, delivery and performance of the Notes, this Agreement and all other Loan Documents (i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s Certificate or Articles of Incorporation (as applicable), bylaws, or any, law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject and (iv) except as described on Schedule 5.3 to the Disclosure Letter, do not violate any contract or agreement or require the consent or approval of any other Person. The individual or individuals executing the Loan Documents are duly authorized to do so.

5.4 Material Adverse Effect. Since December 31, 2011, no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

5.5 Actions Before Governmental Authorities. Except as described on Schedule 5.5 to the Disclosure Letter, there are no actions, suits or proceedings at law or in equity or by or before any governmental authority (a) as of the Effective Date, pending or, to the knowledge of Borrower, threatened against or affecting Borrower or its property, and (b) following the Effective Date, which could reasonably be expected to have a Material Adverse Effect.

5.6 Laws. Borrower is not in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. Borrower is not in default in any manner under any provision of any agreement or instrument evidencing indebtedness, or any other material agreement to which it is a party or by which it is bound.

5.7 Information Correct and Current. No information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to Lender in connection with any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by Borrower to Lender shall be (i) provided in good faith and based on the most current data and information available to Borrower, and (ii) the most current of such projections approved by Borrower’s Board of Directors.

5.8 Tax Matters. Except as described on Schedule 5.8 to the Disclosure Letter, (a) Borrower has filed all federal and material state and local tax returns that it is required to file and all such tax returns are true and correct in all material respects, (b) Borrower has duly paid or fully reserved for all taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) Borrower has paid or fully reserved for any tax assessment received by Borrower for the three (3) years preceding the Effective Date, if any (including any taxes being contested in good faith and by appropriate proceedings).

5.9 Intellectual Property. Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property. Except as described on Schedule 5.9A to the Disclosure Letter, (i) each of the material Copyrights, Trademarks and Patents is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) no claim has been made to Borrower that any material part of the Intellectual Property violates the rights of any third party. Schedule 5.9B to the Disclosure Letter is a true, correct and complete list of each of Borrower’s Patents, registered Trademarks, registered Copyrights, and material agreements under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses), together with application or registration numbers, as applicable, owned by Borrower, in each case as of the Effective Date. Borrower is not in material breach of, nor has Borrower failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements that are material to Borrower’s operations and, to Borrower’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations under any such contracts, licenses or agreements that are material to Borrower’s operations.

5.10 Intellectual Property. Except as described on Schedule 5.10 to the Disclosure Letter, Borrower has all material rights with respect to Intellectual Property necessary in the operation or other utilization of the Collateral. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC, Borrower has the right, to the extent required to grant a security interest in and operate or otherwise utilize the Collateral, to freely transfer, license or assign the related Intellectual Property without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products.

5.11 Borrower Products. Except as described on Schedule 5.11 to the Disclosure Letter, no Intellectual Property owned by Borrower or Borrower Product has been or is subject to any actual or, to the knowledge of Borrower, threatened litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner Borrower’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or ownership interest in any future Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products. Borrower has not received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, challenging or questioning Borrower’s ownership in any Intellectual Property that is material to Borrower’s operations (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property that is material to Borrower’s operations of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to Borrower’s knowledge, is there a reasonable basis for any such claim. Neither Borrower’s use of its Intellectual Property nor the production and sale of Borrower Products infringes the Intellectual Property or other rights of others except to the extent that such infringement could not reasonably be expected to result in a Material Adverse Effect.

5.12 Financial Accounts. Schedule 5.12 to the Disclosure Letter, as may be updated by the Borrower in a written notice provided to Lender after the Effective Date, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower maintains Deposit Accounts and (b) all institutions at which Borrower maintains an account holding Investment Property, and such Schedule correctly identifies the name and address of each bank or other institution, the name in which the account is held, a description of the type of account, and the complete account number therefor.

5.13 Employee Loans. (i) Except as expressly permitted by Sections 7.7 and 7.8, Borrower has no outstanding loans to any employee, officer or director of the Borrower, and (ii) Borrower has not guaranteed the payment of any loan made to an employee, officer or director of the Borrower by a third party.

5.14 Subsidiaries. Borrower does not own any stock, partnership interest or other securities of any Person, except for Permitted Investments. Attached as Schedule 5.14 to the Disclosure Letter, as may be updated by Borrower in a written notice provided after the Effective Date, is a true, correct and complete list of each Subsidiary.

SECTION 6. INSURANCE; INDEMNIFICATION

6.1 Coverage. Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in Borrower’s line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3. Borrower must maintain a minimum of $1,000,000 of commercial general liability insurance for each occurrence and an umbrella policy for at least $15,000,000 of coverage in the aggregate. Borrower has and agrees to maintain a minimum of $2,000,000 of directors and officers’ insurance for each occurrence and $5,000,000 in the aggregate. So long as there are any Secured Obligations outstanding, Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles. Borrower shall also carry and maintain a fidelity insurance policy in an amount not less than $100,000.

6.2 Certificates. Borrower shall deliver to Lender certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Borrower’s insurance certificate shall state Lender is an additional insured for commercial general liability, an additional insured and a loss payee for all risk property damage insurance, subject to the insurer’s approval, and a loss payee for property insurance. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance. All certificates of insurance will provide for advance written notice to Lender of cancellation. Any failure of Lender to scrutinize such insurance certificates for compliance is not a waiver of any of Lender’s rights, all of which are reserved.

6.3 Indemnity. Borrower agrees to indemnify and hold Lender and its officers, directors, employees, agents, in-house attorneys, representatives and shareholders harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal), that may be instituted or asserted against or incurred by Lender or any such Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases claims resulting solely from Lender’s gross negligence or willful misconduct. Borrower agrees to pay, and to save Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement.

SECTION 7. COVENANTS OF BORROWER

Borrower agrees as follows:

7.1 Financial Reports. Borrower shall furnish to Lender the Compliance Certificate in the form of Exhibit C monthly within 30 days after the end of each month and the financial statements listed hereinafter (the “Financial Statements”):

(a) as soon as practicable (and in any event, within 30 days after the end of each of the first two months of each fiscal quarter, and within 45 days after the end of the last month of each fiscal quarter), unaudited interim and year-to-date financial statements as of the end of such month (prepared on a consolidated basis), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, all certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, (ii) that they are subject to normal year end adjustments, and (iii) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;

(b) as soon as practicable (and in any event within 45 days) after the end of each calendar quarter, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated basis), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year end adjustments;

(c) as soon as practicable (and in any event within 90 days) after the end of each fiscal year, unqualified audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Lender (it being understood that Deloitte & Touche LLP is acceptable to Lender), accompanied by any management report from such accountants;

(d) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Borrower has made available to holders of its stock and copies of any regular, periodic and special reports or registration statements that Borrower files with the SEC;

(e) [reserved]; and

(f) financial and business projections promptly following their approval by Borrower’s Board of Directors, as well as operating plans and other financial information reasonably requested by Lender; provided, that annual budget projections approved by the Borrower’s Board of Directors with respect to any fiscal year shall be delivered to Lender no later than 60 days after the end of the immediately preceding fiscal year of Borrower.

Documents required to be delivered pursuant to Section 7.1(a), (b), (c) or (d) shall be deemed to have been furnished to Lender on the date on which the Borrower files such documents with the SEC and such documents are publicly available on the SEC’s EDGAR filing system or any successor thereto; provided that Borrower shall use commercially reasonable efforts to send a link thereto to Lender via email (but the failure to do so shall not constitute a default or Event of Default).

The executed Compliance Certificate may be sent via facsimile to Lender at (650) 473-9194 or via e-mail to tfissori@herculestech.com. All Financial Statements required to be delivered pursuant to clauses (a), (b) and (c) shall be sent via e-mail to financialstatements@herculestech.com with a copy to tfissori@herculestech.com provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be sent via facsimile to Lender at: (866) 468-8916, attention Chief Credit Officer.

7.2 Collateral Audits; Management Rights. Borrower shall permit any representative that Lender authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower relating to the Collateral at reasonable times and upon reasonable notice during normal business hours; provided, that such inspections will be conducted no more than once every 6 months unless an Event of Default has occurred and is continuing. In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss Borrower’s books of account and records. In addition, Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with Borrower’s business operations. The parties intend that the rights granted Lender shall constitute “management rights” within the meaning of 29 C.F.R. Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Lender with respect to any business issues shall not be deemed to give Lender, nor be deemed an exercise by Lender of, control over Borrower’s management or policies.

7.3 Further Assurances. Borrower shall from time to time execute, deliver and file, alone or with Lender, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give the highest priority to Lender’s Lien on the Collateral. Borrower shall from time to time procure any instruments or documents as may be requested by Lender, and take all further action that may be necessary or desirable, or that Lender may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, Borrower hereby authorizes Lender to execute and deliver on behalf of Borrower and to file such financing statements, collateral assignments, notices, control agreements, security agreements and other documents without the signature of Borrower either in Lender’s name or in the name of Lender as agent and attorney-in-fact for Borrower. Borrower shall protect and defend Borrower’s title to the Collateral and Lender’s Lien thereon against all Persons claiming any interest adverse to Borrower or Lender other than Permitted Liens. Borrower shall specify in writing the location where each item of Collateral is located promptly upon the request of Lender.

7.4 [Reserved.]

7.5 Indebtedness. Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness (other than as provided for in the Intercreditor Agreement), except for the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion.

7.6 Collateral. Borrower shall at all times keep the Collateral, the Intellectual Property and all other property and assets used in such Borrower’s business or in which such Borrower now or hereafter holds any interest free and clear from any Liens whatsoever (except for Permitted Liens), and shall give the Lender prompt written notice of any Liens (except for Permitted Liens) thereon. Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give the Lender prompt written notice of any legal process affecting such Subsidiary’s assets. No Borrower shall agree with any Person other than the Lender not to encumber its property (except for negative pledges in favor of holders of Permitted Liens described in clauses (vii), (viii), (xiv) and (xvii) of such definition (and, solely with respect to Liens described by the foregoing clauses, clause (xx) of such definition) and Liens subject to the Intercreditor Agreement).

7.7 Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.8 Distributions. Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other equity interest other than (i) pursuant to employee, director or consultant stock purchase or repurchase plans or other similar agreements, and (ii) in connection with conversions of its convertible securities (including warrants) into other securities pursuant to the terms of such convertible securities, or (b)

declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest, except that a Subsidiary may pay dividends or make distributions to Parent, or (c) lend money to any employees, officers or directors except as expressly permitted by clause (viii), (ix) or (xxiii) of the definition of Permitted Investments, or (d) waive, release or forgive any indebtedness owed by any employees, officers or directors in excess of $500,000 in the aggregate.

7.9 Transfers. Except for Permitted Transfers, Borrower shall not voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets.

7.10 Mergers or Acquisitions. Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock, assets or property of another Person without the prior written consent of Lender, other than (a) any merger between Subsidiaries of Borrower that are not Joined Subsidiaries and (b)in order to consummate a Permitted Acquisition; provided that Borrower must be the surviving entity of any merger to which it is a party, (ii) in any merger between a Joined Subsidiary and a Subsidiary that is not a Joined Subsidiary, such Joined Subsidiary must be the surviving entity of such merger.

7.11 Taxes. Borrower and its Subsidiaries shall pay when due all material taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed by applicable law against Borrower, Lender (assessed in connection with the making of the Loan hereunder but excluding any taxes on Lender’s net income), or the Collateral or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom. Borrower shall file on or before the due date therefor all personal property tax returns in respect of the Collateral, if necessary or appropriate. Notwithstanding the foregoing, Borrower may contest, in good faith and by appropriate proceedings, taxes for which Borrower maintains adequate reserves therefor in accordance with GAAP.

7.12 Corporate Changes; Changes in Location of Collateral. Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to Lender. Neither Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (a) it has provided prior written notice to Lender; and (b) such relocation shall be within the continental United States. Neither Borrower nor any Subsidiary shall relocate any item of Collateral (other than (i) Inventory in the ordinary course of business and (ii) Equipment so long as such Collateral at all times remains subject to a Landlord Consent or a Bailee Agreement, as applicable, which is valid and enforceable against the Person in possession of such Collateral or the premises where such Collateral is located).

7.13 Deposit Accounts. Borrower shall not maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Lender has an Account Control Agreement other than (a) accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s, or any of its Subsidiaries’ employees, (b) accounts maintained outside of the United States in the ordinary course of business in an amount not to exceed the greater of $5,000,000 or 20% of the total amount of cash and cash equivalents of Borrower and its Subsidiaries (including Subsidiaries that are Foreign Subsidiaries) for 5 consecutive business days or less, (c) Excluded Accounts and (d) other accounts in which there is not maintained at any point in time funds on deposit greater than $250,000 in the aggregate for all such accounts under this clause (d).

7.14 Subsidiaries. Borrower shall notify Lender of each Subsidiary formed subsequent to the Effective Date and, within 30 days of formation, shall cause any domestic Subsidiary so formed to execute and deliver to Lender a Joinder Agreement.

7.15 Amendments of Permitted Indebtedness. Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, amend, modify, or change any of the terms or provisions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (A) the obligations hereunder in accordance with this Agreement, (B) obligations between or among the Borrower and its Subsidiaries, and (C) Indebtedness permitted under clauses (iii), (iv), (xi) and (xiii) of the definition of Permitted Indebtedness, if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lender.

7.16 Stock Certificates. Subject to Section 3.1(f), Borrower shall deliver, to the extent permitted by applicable law, stock certificates of each of Borrower’s Subsidiaries endorsed in blank within forty-five (45) days of the Closing Date or such additional time period as Lender may agree to in writing.

SECTION 8. [RESERVED.]

SECTION 9. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1 Payments. Borrower fails to pay any amount due under this Agreement, the Notes or any of the other Loan Documents on the due date; or

9.2 Covenants. Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, the Notes, or any of the other Loan Documents, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6, 7.5, 7.6, 7.7, 7.8 or 7.9) which is capable of being cured by Borrower, such default continues for more than twenty (20) days after the earlier of the date on which (i) Lender has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default, or (b) with respect to a default under any of Sections 6, 7.5, 7.6, 7.7, 7.8 or 7.9, the occurrence of such default; or

9.3 Material Adverse Effect. A circumstance has occurred that would reasonably be expected to have a Material Adverse Effect; or

9.4 Other Loan Documents. The occurrence of any default under any Loan Document not otherwise specifically referenced in this Section 9 or any other agreement between Borrower and Lender, and if such default is capable of being cured by Borrower, such default continues for more than thirty (30) days after the earlier of the date on which (a) Lender has given notice of such default to Borrower, or (b) Borrower has actual knowledge of such default; or

9.5 Representations. Any representation or warranty made by Borrower in any Loan Document shall have been false or misleading in any material respect when made or deemed made; or

9.6 Insolvency. Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents, or shall otherwise become insolvent; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vii) Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) sixty (60) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) sixty (60) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or

9.7 Attachments; Judgments. Any portion of Borrower’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money, individually or in the aggregate, of at least $250,000 and such judgment remains unstayed for a period of fifteen (15) days; or

9.8 Other Obligations. The occurrence of any default under any agreement or obligation of Borrower involving any Indebtedness which results in a right by a third party or parties, whether or not exercised, to accelerate the maturity of such Indebtedness in excess of $500,000, or the occurrence of any default under any agreement or obligation of Borrower that could reasonably be expected to have a Material Adverse Effect.

SECTION 10. REMEDIES

10.1 General. Upon and during the continuance of any one or more Events of Default, (i) Lender may, at its option, accelerate and demand payment of all or any part of the Secured Obligations (including, without limitation, the End of Term Charge and Prepayment Charge) and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.6, the Notes and all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), and (ii) Lender may notify any of Borrower’s account debtors to make payment directly to Lender, compromise the amount of any such account on Borrower’s behalf and endorse Lender’s name without recourse on any such payment for deposit directly to Lender’s account. Lender may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Lender’s rights and remedies shall be cumulative and not exclusive.

10.2 Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Lender may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Lender may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower. Lender may require Borrower to assemble the Collateral and make it available to Lender at a place designated by Lender that is reasonably convenient to Lender and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Lender in the following order of priorities:

First, to Lender in an amount sufficient to pay in full Lender’s costs and professionals’ and advisors’ fees and expenses as described in Section 11.11;

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Lender may choose in its sole discretion; and

Finally, after the full, final, and indefeasible payment in Cash of all of the Secured Obligations, to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Lender shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3 No Waiver. Lender shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Lender to marshal any Collateral.

10.4 Cumulative Remedies. The rights, powers and remedies of Lender hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Lender.

SECTION 11. MISCELLANEOUS

11.1 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2 Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)	If to Lender:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Legal Department

Attention: Chief Legal Officer and Todd Jaquez-Fissori

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Facsimile: 650-473-9194

Telephone: 650-289-3060

(b)	If to Borrower:

ENPHASE ENERGY, INC.

Attention: Chief Financial Officer

1420 N. McDowell Blvd.

Petaluma, CA 94954

Facsimile: 707-763-0784

or to such other address as each party may designate for itself by like notice.

11.3 Entire Agreement; Amendments. This Agreement, the Notes, and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Lender’s revised proposal letter dated October 2, 2012). None of the terms of this Agreement, the Notes or any of the other Loan Documents may be amended except by an instrument executed by each of the parties hereto.

11.4 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5 No Waiver. The powers conferred upon Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Lender to exercise any such powers. No omission or delay by Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Lender is entitled, nor shall it in any way affect the right of Lender to enforce such provisions thereafter.

11.6 Survival. All agreements, representations and warranties contained in this Agreement, the Notes and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Lender and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

11.7 Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Borrower shall not assign its obligations under this Agreement, the Notes or any of the other Loan Documents without Lender’s express prior written consent, and any such attempted assignment shall be void and of no effect. Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to Borrower, and all of such rights shall inure to the benefit of Lender’s successors and assigns.

11.8 Governing Law. This Agreement, the Notes and the other Loan Documents have been negotiated and delivered to Lender in the State of California, and shall have been accepted by Lender in the State of California. Payment to Lender by Borrower of the Secured Obligations is due in the State of California. This Agreement, the Notes and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.9 Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.10 is not applicable) arising in or under or related to this Agreement, the Notes or any of the other Loan Documents may be brought in any state or federal court located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, the Notes or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

11.10 Mutual Waiver of Jury Trial / Judicial Reference.

(a) Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST LENDER OR ITS ASSIGNEE OR BY LENDER OR ITS ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than Borrower and Lender; Claims that arise out of or are in any way connected to the relationship between Borrower and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

(b) If the waiver of jury trial set forth in Section 11.10(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(c) In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.9, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

11.11 Professional Fees. Borrower promises to pay Lender’s fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable attorneys’ and other professionals’ fees and expenses incurred by Lender after the Effective Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

11.12 Confidentiality. Lender acknowledges that certain items of Collateral and information provided to Lender by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (x) is marked as confidential by Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Lender agrees that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Lender’s security interest in the Collateral shall not be disclosed to any other person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Lender may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its affiliates if Lender in its sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is otherwise generally available to the public through no fault of Lender; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Lender’s counsel; (e) to comply with any legal requirement or law applicable to Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Lender’s sale, lease, or other disposition of Collateral after default; (g) to any participant or assignee of Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its affiliates or any guarantor under this Agreement or the other Loan Documents.

11.13 Assignment of Rights. Borrower acknowledges and understands that Lender may sell and assign all or part of its interest hereunder and under the Note(s) and Loan Documents to any person or entity (an “Assignee”). After such assignment the term “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Lender shall retain all rights, powers and remedies hereby given. No such assignment by Lender shall relieve Borrower of any of its obligations hereunder. Lender agrees that in the event of any transfer by it of the Note(s), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.14 Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Lender, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Lender in Cash.

11.15 Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.16 No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any person other than Lender and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely between the Lender and the Borrower.

11.17 Publicity. Lender may use Borrower’s name and logo, and include a brief description of the relationship between Borrower and Lender, in Lender’s marketing materials.

11.18 Joint and Several Liability. Each of Parent and the Joined Subsidiaries is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by Lender under this Agreement, for the mutual benefit, directly and indirectly, of each of Parent and the Joined Subsidiaries and in consideration of their undertakings to accept joint and several liability for the Secured Obligations. Each of Parent and the Joined Subsidiaries, jointly and severally, hereby irrevocably, absolutely and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with respect to the payment and performance of all of the Secured Obligations (including, without limitation, any Secured Obligations arising under this Section 11.18), it being the intention of Parent and the Joined Subsidiaries that all the Secured Obligations shall be the joint and several obligations of Parent and the Joined Subsidiaries without preferences or distinction among them. If and to the extent that any of Parent or the Joined Subsidiaries shall fail to make any payment with respect to any of the Secured Obligations as and when due or to perform any of the Secured Obligations in accordance with the terms thereof, then in each such event, the other Persons composing Borrower will make such payment with respect to, or perform, such Secured Obligation. Each of Parent and the Joined Subsidiaries hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Persons composing Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Lender with respect to any of the Secured Obligations or any collateral security therefor until such time as all of the Secured Obligations have been paid in full in cash. Any claim which any of Parent or the Joined Subsidiaries may have against any other Persons composing Borrower with respect to any payments to Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Secured Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Secured Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any of Parent or the Joined Subsidiaries, their respective debt or assets, whether voluntary or involuntary, all such Secured Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Persons composing Borrower therefor.

11.19 Administrative Borrower. Each of the Joined Subsidiaries irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Persons composing Borrower which appointment shall remain in full force and effect unless and until Lender shall have received prior written notice signed by each of the Joined Subsidiaries that such appointment has been revoked and that another Person has been so appointed.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrower and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER:

ENPHASE ENERGY, INC., a Delaware corporation

By:	/s/ Kris Sennesael
Name:	Kris Sennesael
Title:	Chief Financial Officer

Accepted in Palo Alto, California:

LENDER:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation

By:	/s/ K. Nicholas Martitsch
Name:	K. Nicholas Martitsch
Its:	Associate General Counsel

[Signature Page to Loan and Security Agreement]

Table of Exhibits

Exhibit A:	Advance Request Attachment to Advance Request

Exhibit B:	Term Note

Exhibit C:	Compliance Certificate

Exhibit D:	Joinder Agreement

Exhibit E:	ACH Debit Authorization Agreement

EXHIBIT A

ADVANCE REQUEST

To:	Lender:	Date:	[ ] [ ], 201[ ]

Hercules Technology Growth Capital, Inc.
400 Hamilton Avenue, Suite 310Palo Alto, CA 94301
Facsimile: 650-473-9194
Attn:

Enphase Energy, Inc. (“Borrower”) hereby requests from Hercules Technology Growth Capital, Inc. (“Lender”) an Advance in the amount of [    ] Dollars ($[    ],000,000) on [    ] [    ], 201[    ] (the “Advance Date”) pursuant to the Loan and Security Agreement between Borrower and Lender (the “Agreement”). Capitalized words and other terms used but not otherwise defined herein are used with the same meanings as defined in the Agreement.

Please:

(a)	Issue a check payable to Borrower

or

(b)	Wire Funds to Borrower’s account

Bank:
Address:

ABA Number:
Account Number:
Account Name:

Borrower represents that the conditions precedent to the Advance set forth in the Agreement are satisfied and shall be satisfied upon the making of such Advance, including but not limited to: (i) that no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing; (ii) that the representations and warranties set forth in the Agreement are and shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; (iii) that Borrower is in compliance with all the terms and provisions set forth in each Loan Document on its part to be observed or performed; and (iv) that as of the Advance Date, no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default under the Loan Documents. Borrower understands and acknowledges that Lender has the right to review the financial information supporting this representation and, based upon such review in its sole discretion, Lender may decline to fund the requested Advance.

Borrower hereby represents that Borrower’s corporate status and locations have not changed since the date of the Agreement or, if the Attachment to this Advance Request is completed, are as set forth in the Attachment to this Advance Request.

Borrower agrees to notify Lender promptly before the funding of the Loan if any of the matters which have been represented above shall not be true and correct on the Borrowing Date and if Lender has received no such notice before the Advance Date then the statements set forth above shall be deemed to have been made and shall be deemed to be true and correct as of the Advance Date.

[Remainder of page intentionally left blank; signature page follows]

Executed as of             , 201[  ].

BORROWER:

ENPHASE ENERGY, INC.

SIGNATURE:
TITLE:
PRINT NAME:

ATTACHMENT TO ADVANCE REQUEST

Dated:

Borrower hereby represents and warrants to Lender that Borrower’s current name and organizational status is as follows:

Name:	Enphase Energy, Inc.

Type of organization:	Corporation

State of organization:	Delaware

Organization file number:	4118583

Borrower hereby represents and warrants to Lender that the street addresses, cities, states and postal codes of its current locations are as follows:

EXHIBIT B

SECURED TERM PROMISSORY NOTE

$[ ],000,000	Advance Date: [ ] [ ], 20[ ]

Maturity Date: August 1, 2016

FOR VALUE RECEIVED, ENPHASE ENERGY, INC., a Delaware corporation (“Parent”) and each of Parent’s other subsidiaries joined to the Loan Agreement (“Joined Subsidiaries”, together with Parent hereinafter collectively referred to as the “Borrower”) hereby promise to pay to the order of Hercules Technology Growth Capital, Inc., a Maryland corporation or the holder of this Note (the “Lender”) at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301 or such other place of payment as the holder of this Secured Term Promissory Note (this “Promissory Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of [ ] Million Dollars ($[ ],000,000) or such other principal amount as Lender has advanced to Borrower, together with interest at a floating rate equal to the Interest Rate (as defined in the Credit Agreement (as defined below)) per annum based upon a year consisting of 360 days, with interest computed daily based on the actual number of days in each month.

This Promissory Note is the Note referred to in, and is executed and delivered in connection with, that certain Loan and Security Agreement dated November 7, 2012, by and between Borrower and Lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof. All payments shall be made in accordance with the Loan Agreement. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein. An Event of Default under the Loan Agreement shall constitute a default under this Promissory Note.

Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law. Borrower agrees to make all payments under this Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense. This Promissory Note has been negotiated and delivered to Lender and is payable in the State of California. This Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

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BORROWER FOR ITSELF AND ON BEHALF OF ITS SUBSIDIARIES:	ENPHASE ENERGY, INC.

Signature:
Print Name:
Title:

EXHIBIT C

COMPLIANCE CERTIFICATE

Hercules Technology Growth Capital, Inc.

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Reference is made to that certain Loan and Security Agreement dated November 7, 2012 and all ancillary documents entered into in connection with such Loan and Security Agreement all as may be amended from time to time, (hereinafter referred to collectively as the “Loan Agreement”) between Hercules Technology Growth Capital, Inc. (“Hercules”) as Lender and Enphase Energy, Inc. (with each of the Joined Subsidiaries, the “Company”) as Borrower. All capitalized terms not defined herein shall have the same meaning as defined in the Loan Agreement.

The undersigned is an Officer of the Company, knowledgeable of all Company financial matters, and is authorized to provide certification of information regarding the Company; hereby certifies that in accordance with the terms and conditions of the Loan Agreement, the Company is in compliance for the period ending              of all covenants, conditions and terms and hereby reaffirms that all representations and warranties contained therein are true and correct on and as of the date of this Compliance Certificate with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, after giving effect in all cases to any standard(s) of materiality contained in the Loan Agreement as to such representations and warranties. Attached are the required documents supporting the above certification. The undersigned further certifies that these are prepared in accordance with GAAP (except for the absence of footnotes with respect to unaudited financial statement and subject to normal year end adjustments) and are consistent from one period to the next except as explained below.

REPORTING REQUIREMENT	REQUIRED	CHECK IF ATTACHED

Interim Financial Statements	Monthly within 30 days (45 days for the last month in any fiscal quarter)

Interim Financial Statements	Quarterly within 45 days

Audited Financial Statements	FYE within 90 days

Very Truly Yours,

ENPHASE ENERGY, INC.,
as Borrower

Signature:
Print Name:
Title:

EXHIBIT D

FORM OF JOINDER AGREEMENT

This Joinder Agreement (the “Joinder Agreement”) is made and dated as of [            ], 20[    ], and is entered into by and between             ., a              corporation (“Subsidiary”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation, as a Lender.

RECITALS

A. Subsidiary’s affiliate, Enphase Energy, Inc. (“Company”) has entered into that certain Loan and Security Agreement dated November 7, 2012, with Lender, as such agreement may be amended (the “Loan Agreement”), together with the other agreements executed and delivered in connection therewith;

B. Subsidiary acknowledges and agrees that it will benefit both directly and indirectly from Company’s execution of the Loan Agreement and the other agreements executed and delivered in connection therewith;

AGREEMENT

NOW THEREFORE, Subsidiary and Lender agree as follows:

1.	The recitals set forth above are incorporated into and made part of this Joinder Agreement. Capitalized terms not defined herein shall have the meaning provided in the Loan Agreement.

2.	By signing this Joinder Agreement, Subsidiary shall be bound by the terms and conditions of the Loan Agreement the same as if it were the Borrower (as defined in the Loan Agreement) under the Loan Agreement, mutatis mutandis, provided however, that Lender shall have no duties, responsibilities or obligations to Subsidiary arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith. Rather, to the extent that Lender has any duties, responsibilities or obligations arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith, those duties, responsibilities or obligations shall flow only to Company and not to Subsidiary or any other person or entity. By way of example (and not an exclusive list): (a) Lender’s providing notice to Company in accordance with the Loan Agreement or as otherwise agreed between Company and Lender shall be deemed provided to Subsidiary; (b) a Lender’s providing an Advance to Company shall be deemed an Advance to Subsidiary; and (c) Subsidiary shall have no right to request an Advance or make any other demand on Lender.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO JOINDER AGREEMENT]

SUBSIDIARY:

By:
Name:
Title:

Address:

Telephone:
Facsimile:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation

By:
Name:	K. Nicholas Martitsch
Its:	Associate General Counsel

Address:
400 Hamilton Ave., Suite 310
Palo Alto, CA 94301
Facsimile:	650-473-9194
Telephone:	650-289-3060

EXHIBIT E

ACH DEBIT AUTHORIZATION AGREEMENT

Hercules Technology Growth Capital, Inc.

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Re: Loan and Security Agreement dated November 7, 2012 between Enphase Energy, Inc. (the “Borrower”) and Hercules Technology Growth Capital, Inc. (“Company”) (the “Agreement”)

In connection with the above referenced Agreement, the Borrower hereby authorizes the Company to initiate debit entries for the periodic payments due under the Agreement to the Borrower’s account indicated below. The Borrower authorizes the depository institution named below to debit to such account.

DEPOSITORY NAME	BRANCH

CITY	STATE AND ZIP CODE

TRANSIT/ABA NUMBER	ACCOUNT NUMBER

This authority will remain in full force and effect so long as any amounts are due under the Agreement.

(Borrower) (Please Print)

By:

Date: